Exhibit 99.1

Thomas Melito
NEWS RELEASE	Vice President - Treasurer
FOR IMMEDIATE RELEASE	(972) 409-1527

Michaels Stores, Inc. Reports Record Sales and Operating Income for the Third Quarter

IRVING, Texas — November 18, 2010 — Michaels Stores, Inc. today reported unaudited financial results for the third quarter of fiscal 2010 ended October 30, 2010. Total sales for the quarter were $968 million, a 4.2% increase from fiscal 2009 third quarter sales of $929 million. Same-store sales for the comparable 13-week period increased 2.9%.

John Menzer, Chief Executive Officer, said, “We’re very pleased to announce another quarter of record level sales performance. Our strongest performers for the quarter were our bakeware, kids crafts and ribbon categories. Notably, our ribbon category is comprised of greater than 70% of our own private brand merchandise. We finished the quarter with a strong sell through of Halloween inventory which when combined with a focus on pricing and promotion initiatives and increased direct import penetration allowed us to drive record operating income for the quarter.”

Operating Results

Same-store sales for the quarter increased 2.9% due to a 2.4% increase in transactions, a 0.7% increase in average ticket, and a negative impact of 0.2% from deferred custom framing revenue. Canadian currency translation positively affected same-store sales for the third quarter by approximately 40 basis points.

Year—to—date net sales increased 4.3% to $2.700 billion from $2.588 billion for the same period last year. Same-store sales increased 3.4% over the same period a year ago on a 1.7% increase in average ticket and a 1.7% increase in transactions. Canadian currency translation positively affected same-store sales for the first nine months of fiscal 2010 by approximately 90 basis points.

The Company’s third quarter gross margin increased 150 basis points to 38.8%, driven by a merchandise margin improvement of 90 basis points and a 60 basis point reduction in occupancy costs. Year-to-date gross margin increased 190 basis points to 38.5%, driven by an increase of 120 basis points in merchandise margin and increased leverage of 70 basis points in occupancy costs. The improvement in merchandise margin is primarily attributable to our direct import initiative and improved pricing and promotion management. The reduction in occupancy costs is due to increased leverage on higher same-store sales.

Selling, general and administrative expense in the third quarter increased $10 million to $269 million and was relatively flat to the prior year as a percent of sales. The increase was due primarily to costs related to operating 19 additional Michaels stores, increased performance-based bonus expense, and an increase in advertising expense, partially offset by lower group insurance costs. For the first nine months of fiscal 2010, selling, general and administrative expense was $747 million compared to $737 million the prior year, an increase of $10 million. As a percent of sales, these expenses decreased 80 basis points to 27.7%, primarily due to increased payroll leverage on higher comp store sales and lower group insurance expense.

Operating income for the third quarter of fiscal 2010 increased 21% to $102 million, or 10.5% percent of sales, compared to 9.0% for the third quarter of fiscal 2009. Year-to-date operating income was $281 million, or 10.4% of sales, versus $198 million, or 7.6% of sales, for the same period of the prior year.

Interest expense increased $7 million for the third quarter to $69 million. Interest expense for the first nine months of fiscal 2010 increased $20 million to $207 million. The higher interest expense is primarily due to increased interest rates associated with our amended credit facilities.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300

During the quarter, the Company refinanced its $750 million Senior Notes resulting in a loss on early extinguishment of debt of $53 million for the early call and tender premiums and remaining unamortized debt issuance costs.

Other expense for the quarter reflects a $1 million loss from the change in the fair value of the interest rate cap and the impact from foreign currency translation. Other expense for the year-to-date period reflects a $12 million loss from the change in the fair value of the interest rate cap and the impact from foreign currency translation.  In 2009, other income included a $16 million gain from the change in the fair value of the interest rate cap, and a $5 million gain from foreign currency translation.

For the quarter, the Company reported a net loss of $12 million compared to net income of $15 million for the quarter ended October 31, 2009. For the first nine months of fiscal 2010, net income was flat compared to $21 million for the prior year.

Adjusted EBITDA for the third quarter of fiscal 2010 increased 16.1% or $19 million to $137 million, from $118 million for the same period last year. Year-to-date Adjusted EBITDA was $381 million, or 14.1% of sales, versus $307 million, or 11.9% of sales, for fiscal 2009. The Company presents Adjusted EBITDA to provide additional information to evaluate its operating performance and its ability to service its debt. Reconciliations of GAAP measures to non-GAAP Adjusted EBITDA presented herein are included at the end of this press release.

Balance Sheet and Cash Flow

As of October 30, 2010, the Company’s cash balance was $115 million. Third quarter debt levels declined $146 million to $3.765 billion compared to $3.911 billion as of the end of third quarter of fiscal 2009.  As of November 17, 2010, availability under the revolving credit facility was approximately $849 million.

Average inventory per Michaels store at the end of the third quarter of fiscal 2010, inclusive of distribution centers, was down 4.9% to $923,000 compared to $971,000 at the end of the third quarter of fiscal 2009. The decrease in average inventory per store is primarily due to a planned reduction of store inventory levels and operating efficiencies.

Capital spending for the nine months ended October 30, 2010, totaled $61 million, with $38 million attributable to real estate activities, including new, relocated, and existing stores, and $23 million for information systems and corporate investments.

During the first three quarters of fiscal 2010, the Company opened 23 and relocated 10 Michaels stores and closed 11 Aaron Brothers stores.

The Company will host a conference call at 4:00 p.m. Central time today. Those who wish to participate in the call may do so by dialing 973-935-8513, conference ID# 50927504. Any interested party will also have the opportunity to access the call via the Internet at www.michaels.com. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a recording will be available for 30 days after the date of the event. Recordings may be accessed at www.michaels.com or by phone at 800-642-1687, PIN #50927504.

Michaels Stores, Inc. is North America’s largest specialty retailer of arts, crafts, framing, floral, wall décor and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of November 17, 2010, the Company owns and operates 1,046 Michaels stores in 49 states and Canada, and 141 Aaron Brothers stores.

This news release may contain forward-looking statements that reflect our plans, estimates and beliefs. Any statements contained herein (including, but not limited to, statements to the effect that the Company or its management “anticipates,” “plans,” “estimates,” “expects,” “believes” and other similar expressions) that are not statements of historical fact should be considered forward-looking statements and should be read in conjunction with our consolidated financial statements and related notes in our Annual Report on Form 10-K for the fiscal year ended January 30, 2010 and in our Quarterly Reports on Form 10-Q for the quarters ended May 1, 2010 and July 31, 2010. Specific examples of forward-looking statements include, but are not limited to, forecasts of same-store sales growth, operating income and forecasts of other financial performance. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not necessarily limited to: the impact on our results of operations, cash flows and financial condition if worldwide economic conditions deteriorate further or if recovery from the downturn remains slow or prolonged;  risks related to our substantial indebtedness; our debt agreements contain restrictions that limit our flexibility in operating our business; our growth depends on our ability to open new stores; our success will depend on how well we manage our business; changes in customer demand could materially adversely affect our sales, operating results and cash flow;  unexpected or unfavorable consumer responses to our promotional or merchandising programs could materially adversely affect our sales, operating results and cash flow; changes in newspaper subscription rates may result in reduced exposure to our circular advertisements; improvements to our supply chain may not be fully successful; our suppliers may fail us;  our reliance on foreign suppliers increases our risk of obtaining adequate, timely, and cost-effective product supplies; risks associated with the vendors from whom our products are sourced could materially adversely affect our revenue and gross profit; product recalls and/or product liability, as well as changes in product safety and other consumer protection laws, may adversely impact our operations, merchandise offering, reputation and financial position; significant increases in inflation or commodity prices such as petroleum, natural gas, electricity, steel and paper may adversely affect our costs, including cost of merchandise; we have co-sourced certain of our information technology, accounts payable, payroll, accounting and human resources functions and may co-source other administrative functions, which will make us more dependent upon third parties; our information systems may prove inadequate; we may fail to optimize or adequately maintain our perpetual inventory and automated replenishment systems; unauthorized access to our electronic and other confidential information could materially adversely affect our financial condition and operating results; changes in regulations may adversely impact our business; a weak fourth quarter would materially adversely affect our operating results; competition could negatively impact our operations; the interests of our controlling stockholders may conflict with the interests of our creditors; and other factors as set forth in our prior filings with the Securities and Exchange Commission, including those set forth under Item 1A “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended January 30, 2010.  We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

Michaels Stores, Inc.

Supplemental Disclosures Regarding Non-GAAP Financial Information

The following table sets forth the Company’s Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”).  The Company defines EBITDA as net income before interest, income taxes, discontinued operations, goodwill impairment, depreciation and amortization. Additionally, the table presents Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”).  The Company defines Adjusted EBITDA as EBITDA adjusted for certain defined amounts that are added to, or subtracted from, EBITDA (collectively, the “Adjustments”) in accordance with the Company’s $2.4 billion Senior secured term loan and $1.2 billion Asset-based revolving credit facilities. The Adjustments are described in further detail in the footnotes to the table below.

The Company has presented EBITDA and Adjusted EBITDA in this press release to provide investors with additional information to evaluate our operating performance and our ability to service our debt.  The Company uses EBITDA, among other metrics, to evaluate operating performance, to plan and forecast future periods’ operating performance and as an element of its incentive compensation targets for certain management personnel. Adjusted EBITDA is a required calculation under the Company’s Senior secured term loan and its Asset-based revolving credit facility. As it relates to the Senior secured term loan, Adjusted EBITDA is used in the calculations of fixed charge coverage and leverage ratios, which, under certain circumstances may result in limitations on the Company’s ability to make restricted payments as well as the determination of mandatory repayments of the loans. Under the Asset-based revolving facility, Adjusted EBITDA is used in the calculation of fixed charge coverage ratios, which, under certain circumstances, may restrict the Company’s ability to make certain payments (characterized as restricted payments), investments (including acquisitions) and debt repayments.

As EBITDA and Adjusted EBITDA are not measures of operating performance or liquidity calculated in accordance with U.S. GAAP, these measures should not be considered in isolation of, or as a substitute for, net income, as an indicator of operating performance, or net cash provided by operating activities as an indicator of liquidity.  Our computation of EBITDA and Adjusted EBITDA may differ from similarly titled measures used by other companies. As EBITDA and Adjusted EBITDA exclude certain financial information compared with net income and net cash provided by operating activities, the most directly comparable GAAP financial measures, users of this financial information should consider the types of events and transactions which are excluded. The table below shows a reconciliation of EBITDA and Adjusted EBITDA to net earnings and net cash provided by operating activities.

Michaels Stores, Inc.

Consolidated Statements of Operations

(In millions)

(Unaudited)

Subject to reclassification

	Quarter Ended		Nine Months Ended
	October 30,	October 31,	October 30,	October 31,
	2010	2009	2010	2009
Net sales	$968	$929	$2,700	$2,588
Cost of sales and occupancy expense	592	582	1,659	1,640
Gross profit	376	347	1,041	948
Selling, general, and administrative expense	269	259	747	737
Related party expenses	3	4	10	11
Store pre-opening costs	2	—	3	2
Operating income	102	84	281	198
Interest expense	69	62	207	187
Loss on early extinguishment of debt	53	—	53	—
Other (income) and expense, net	1	(1)	12	(21)
(Loss) income before income taxes	(21)	23	9	32
(Benefit) provision for income taxes	(9)	8	9	11
Net (loss) income	$(12)	$15	$—	$21

Michaels Stores, Inc.

Consolidated Balance Sheets

(In millions, except share and per share amounts)

(Unaudited)

Subject to reclassification

	October 30,	January 30,	October 31,
	2010	2010	2009
ASSETS
Current assets:
Cash and equivalents	$115	$217	$49
Merchandise inventories	1,004	873	1,039
Prepaid expenses and other	78	72	83
Deferred income taxes	41	45	41
Income tax receivable	48	—	12
Total current assets	1,286	1,207	1,224
Property and equipment, at cost	1,304	1,257	1,236
Less accumulated depreciation	(1,002)	(940)	(911)
Property and equipment, net	302	317	325
Goodwill	95	94	94
Debt issuance costs, net of accumulated amortization of $57, $56, and $52, respectively	78	70	73
Deferred income taxes	8	1	16
Other assets	7	21	28
Total non-current assets	188	186	211
Total assets	$1,776	$1,710	$1,760

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$324	$231	$274
Accrued liabilities and other	361	355	353
Current portion of long-term debt	1	119	139
Income taxes payable	2	11	1
Current liabilities - discontinued operations	—	1	1
Total current liabilities	688	717	768
Long-term debt	3,764	3,684	3,772
Deferred income taxes	2	—	—
Other long-term liabilities	86	80	78
Long-term liabilities - discontinued operations	—	—	1
Total long-term liabilities	3,852	3,764	3,851
Total liabilities	4,540	4,481	4,619
Commitments and contingencies
Stockholders’ deficit:
Common Stock, $0.10 par value, 220,000,000 shares authorized; 118,419,850 shares issued and outstanding at October 30, 2010; 118,387,229 shares issued and outstanding at January 30, 2010; 118,387,229 shares issued and outstanding at October 31, 2009	12	12	12
Additional paid-in capital	41	35	34
Accumulated deficit	(2,824)	(2,824)	(2,911)
Accumulated other comprehensive income	7	6	6
Total stockholders’ deficit	(2,764)	(2,771)	(2,859)
Total liabilities and stockholders’ deficit	$1,776	$1,710	$1,760

Michaels Stores, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

Subject to reclassification

	Nine Months Ended
	October 30,	October 31,
	2010	2009
Operating activities:
Net income	$—	$21
Adjustments:
Depreciation and amortization	77	86
Share-based compensation	6	6
Debt issuance costs amortization	14	13
Accretion of subordinated discount notes	37	33
Change in fair value of interest rate cap	15	(16)
Loss on early extinguishment of debt	53	—
Changes in assets and liabilities:
Merchandise inventories	(131)	(133)
Prepaid expenses and other	(6)	(14)
Deferred income taxes and other	(1)	(12)
Accounts payable	97	54
Accrued interest	(9)	33
Accrued liabilities and other	18	42
Income taxes receivable	(57)	(11)
Other long-term liabilities	2	4
Net cash provided by operating activities	115	106

Investing activities:
Business acquisition	(2)	—
Additions to property and equipment	(61)	(26)
Net cash used in investing activities	(63)	(26)

Financing activities:
Issuance of senior notes due 2018	794	—
Repayments on senior notes due 2014	(791)	—
Repayments on senior secured term loan facility	(118)	(18)
Borrowings on asset-based revolving credit facility	13	621
Payments on asset-based revolving credit facility	(13)	(655)
Payment of debt issuance costs	(34)	—
Change in cash overdraft	(4)	(12)
Other	(1)	—
Net cash used in financing activities	(154)	(64)

(Decrease) increase in cash and equivalents	(102)	16
Cash and equivalents at beginning of period	217	33
Cash and equivalents at end of period	$115	$49

Supplemental Cash Flow Information:
Cash paid for interest	$164	$109
Cash paid for income taxes	$64	$22
Non-cash investing activity:
Contingent consideration liability	$4	$—

Michaels Stores, Inc.

Reconciliation of Adjusted EBITDA

(in millions)

	Quarter	Quarter	Nine Months	Nine Months
	ended	ended	ended	ended
	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009

Cash flows from operating activities	$92	$76	$115	$106
Depreciation and amortization	(25)	(28)	(77)	(86)
Share-based compensation	(2)	(2)	(6)	(6)
Deferred financing cost amortization	(5)	(5)	(14)	(13)
Accretion of subordinated discount notes	(13)	(11)	(37)	(33)
Change in fair value of interest rate cap	(2)	1	(15)	16
Loss on early extinguishment of debt	(53)	—	(53)	—
Changes in assets and liabilities	(4)	(16)	87	37
Net income	(12)	15	—	21
Interest expense	69	62	207	187
Loss on early extinguishment of debt	53	—	53	—
Income tax (benefit) provision	(9)	8	9	11
Depreciation and amortization	25	28	77	86
EBITDA	126	113	346	305
Adjustments:
Share-based compensation	2	2	6	6
Sponsor Fees	3	4	10	11
Termination expense	—	1	—	4
Pre-opening costs	2	1	3	2
Foreign currency translation gains/losses	(1)	—	(3)	(5)
Store closing costs	1	1	2	4
Loss (gain) on interest rate cap	2	(1)	15	(16)
Other (1)	2	(3)	2	(4)
Adjusted EBITDA	$137	$118	$381	$307

(1) Other adjustments relate to items such as the moving & relocation expenses, franchise taxes and foreign currency hedge.

Michaels Stores, Inc.

Summary of Operating Data

(Unaudited)

The following table sets forth the percentage relationship to net sales of each line item of our unaudited consolidated statements of operations:

(Schedule may not foot due to rounding)

	Quarter Ended		Nine Months Ended
	October 30,	October 31,	October 30,	October 31,
	2010	2009	2010	2009
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales and occupancy expense	61.2	62.7	61.5	63.4
Gross profit	38.8	37.3	38.5	36.6
Selling, general, and administrative expense	27.8	27.9	27.7	28.5
Related party expenses	0.3	0.4	0.3	0.4
Store pre-opening costs	0.2	—	0.1	0.1
Operating income	10.5	9.0	10.4	7.6
Interest expense	7.1	6.7	7.7	7.2
Debt extinguishment loss	5.5	—	2.0	—
Other (income) and expense, net	0.1	(0.2)	0.4	(0.8)
(Loss) income before income taxes	(2.2)	2.5	0.3	1.2
(Benefit) provision for income taxes	(0.9)	0.9	0.3	0.4
Net (loss) income	(1.3)%	1.6%	—%	0.8%

The following table sets forth certain of our unaudited operating data:

	Quarter Ended		Nine Months Ended
	October 30,	October 31,	October 30,	October 31,
	2010	2009	2010	2009
Michaels stores:
Retail stores open at beginning of period	1,033	1,023	1,023	1,009
Retail stores opened during the period	13	4	23	18
Retail stores opened (relocations) during the period	3	1	10	5
Retail stores closed during the period	—	—	—	—
Retail stores closed (relocations) during the period	(3)	(1)	(10)	(5)
Retail stores open at end of period	1,046	1,027	1,046	1,027

Aaron Brothers stores:
Retail stores open at beginning of period	145	155	152	161
Retail stores opened during the period	—	—	—	—
Retail stores opened (relocations) during the period	—	—	—	—
Retail stores closed during the period	(4)	(3)	(11)	(9)
Retail stores closed (relocations) during the period	—	—	—	—
Retail stores open at end of period	141	152	141	152

Total store count at end of period	1,187	1,179	1,187	1,179

Other operating data:
Average inventory per Michaels store (in thousands) (1)	$923	$971	$923	$971
Comparable store sales (2)	2.9%	1.3%	3.4%	(0.5)%

Michaels Stores, Inc.

Footnotes to Financial and Operating Data Tables

(Unaudited)

(1)	Average inventory per Michaels store calculation excludes Aaron Brothers.

(2)

Comparable store sales increase (decrease) represents the increase (decrease) in net sales for stores open the same number of months in the indicated period and the comparable period of the previous year, including stores that were relocated or expanded during either period. A store is deemed to become comparable in its 14th month of operation in order to eliminate grand opening sales distortions. A store temporarily closed more than 2 weeks due to a catastrophic event is not considered comparable during the month it closed. If a store is closed longer than 2 weeks but less than 2 months, it becomes comparable in the month in which it reopens, subject to a mid-month convention. A store closed longer than 2 months becomes comparable in its 14th month of operation after its reopening.